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Exhibit 9(n)





                 Old Mutual Equity Growth Assets South Africa Fund
                        Washington Mall Phase II, 4th Floor
                                  22 Church Street
                                   Hamilton HM11
                                      Bermuda


                                                         September 21, 1998
By Hand


Old Mutual South Africa Equity Trust
Washington Mall Phase II, 4th Floor
22 Church Street
Hamilton HM11
Bermuda

Dear Sirs,

     This is a notice that the Old Mutual Equity Growth Assets South Africa Fund (the "Fund") intends to redeem its entire beneficial interest in the Old Mutual South Africa Equity Trust (the "Master Trust") effective the close of business (Boston time) on September 23, 1998.

     This notice is executed and made by the Trustees of the Fund not individually, but as Trustees under the Declaration of Trust of the Fund dated as of September 1, 1995, and the obligations of this notice are not binding upon any of such Trustees or the shareholders of the Fund individually, but bind only the trust estate of the Fund.

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                                     Very truly yours,

                                     Old Mutual Equity Growth Assets
                                     South Africa Fund



                                     By:  ________________________
                                          William Langley
                                          Treasurer



Accepted and Agreed to this
_____ day of ____________, 1998.

Old Mutual South Africa Equity Trust



By:  __________________________
            William Langley
            Treasurer